Exhibit 99
August 26, 2005
PRESS RELEASE
Chairman Rodger W. Platt announced today that, at a recent meeting of the board of directors on August 23, 2005, a regular quarterly dividend of $0.22 per share was declared. The dividend is payable to shareholders of record as of September 9, 2005. The date of distribution and payment of the dividend was set as October 3, 2005.
Cortland Bancorp earned $1.132 million during the quarter ended June 30, 2005, representing an increase of 4.6% over the $1.082 million earned during the second quarter a year ago. Earnings per share increased to $0.27 from the $0.26 earned in the same quarter last year.
For the six months ended June 30, 2005, Cortland Bancorp reported earnings of $2.390 million, an increase of 7.5% over the $2.223 million earned during the first half of 2004. Earnings per share registered $0.57 compared to last year’s first half earnings of $0.54 per share. Total assets measured $439.3 million as of June 30, 2005, as compared to the $443.1 million registered at June 30, 2004.
Mr. Platt noted that the Company’s risk management approach emphasizes cost control and maintenance of strong capital levels, providing investors with a conservative profile. During the first half of 2005, non interest expenses increased by less than 1.0% compared to the same period a year ago. Capital ratios remain well above regulatory minimums, with equity capital continuing to represent more than 11% of assets. With investment securities representing 63.5% of customer deposit balances, assets when weighted for risk represent a very modest 54% of average total assets. The Company returned 9.1% and 9.6% on average shareholders’ equity for the second quarter and first six months of 2005, respectively. The Company’s return on average assets was 1.03% during the quarter ended June 30, 2005 and 1.08% for the first half of 2005.
Core earnings, which exclude the gains on loans sold, investment securities sold or called, and certain other non recurring items, increased by 5.5% in the second quarter of 2005 when compared to the second quarter of 2004. Core earnings for the second quarter were $1.116 million in 2005 and $1.058 in 2004. Core earnings per share were $ 0.27 in the first quarter of 2005 as compared to $ 0.26 in 2004.
Core earnings for the first half of 2005 were $2.169 million compared to $2.115 million a year ago, an increase of 2.6%. Core earnings per share for the six months ended June 30th were $0.52 in 2005 and $0.51 in 2004.
The Company’s net interest margin, the difference between what it earns on its loans and investments and what it pays for its deposits and borrowings, improved. The Company’s net interest margin during the second quarter was 3.9% in 2005 as compared to 3.6% in 2004. For the first half ended June 30th, the Company’s net interest margin was 3.9% and 3.7% in 2005 and 2004, respectively.
The stock trades on the NASDAQ OTC BB under the symbol CLDB.